Exhibit 16

[Letterhead of Parente Randolph, LLC]

February 7, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read the paragraph entitled “Change in Accountants” of this Amendment No. 2 to the Registration Statement No. 333-121405 of FedFirst Financial Corporation filed with the Securities and Exchange Commission on December 17, 2004, and are in agreement with the statements concerning our Firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Parente Randolph, LLC

Pittsburgh, Pennsylvania